Exhibit 99.2

Melissa
Good morning everyone.  Thank you for joining us today.  Our speakers today will be Ron Schad, CEO of Essex Rental Corp. and Marty Kroll, CFO of Essex Rental Corp.  Laurence Levy, Chairman of Essex Rental Corp., will make a few introductory remarks and will also be available during the Q&A portion of the call.

Before we get started, I would like to remind everyone that statements made during today’s call might contain statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of Essex and its management team.  These statements may be identified by the use of words like “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “will”, “should”, “seek” and similar expressions.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements.  Important factors that could cause actual results to differ materially from Essex’s expectations include, without limitation, the continued ability of Essex to successfully execute its business plan, demand for the products and services Essex provides (through its subsidiary, Essex Crane Rental Corp.), general economic conditions, geopolitical events and regulatory changes, as well as other relevant risks detailed in filings with the Securities and Exchange Commission.  Essex undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

I’d now like to turn the call over to Laurence Levy, Chairman of Essex Rental Corp.

Please go ahead, Laurence.

2008 Q4 Conference Call Script

Laurence
Thank you, Melissa. Good morning everyone and thank you for joining us on today's call.

On October 31, 2008, Hyde Park Acquisition Corp. consummated its acquisition of Essex Crane Rental Corp., and is now known as Essex Rental Corp.  The results that Ron and Marty will discuss this morning are the operating unaudited results of Essex Crane Rental Corp., which we acquired on October 31, 2008.  Only the last two months of Essex Crane's operating results are reflected in Essex Rental's audited consolidated financial statements, which we expect to file with the SEC as part of our Annual Report on Form 10-K later today.   We invested in Essex Crane because of its attractive infrastructure orientated end markets, the barriers to entry in its business, its predictable and strong free cash flow characteristics, the long life and high value retention of its assets and its superb management team.  The financial results that Essex reported this morning validate our investment thesis.  We are very pleased with Essex’s performance, especially in the context of the current macro-economic environment.  With that, I would like to turn the call over to Ron Schad, Essex’s CEO.

Ron
Thank you, Laurence. Good morning everyone.

We are very pleased with Essex Crane’s 2008 results, which were the best in its history.  For the year ended December 31, 2008, we achieved a 26.6% increase in rental revenue to $61.8 million from $48.8 million for the year ended December 31, 2007.  Also in 2008, Rental EBITDA increased by 30.2% to $41.8 million, (after deducting $2.2 million of pro-forma public company expenses and excluding one time charges totaling $5.2 million associated with the sale of Essex Crane), versus Rental EBITDA of $32.1 million in 2007.

2008 Q4 Conference Call Script

We believe that over the long term, these earnings levels will continue to grow in large part because they are a direct result of the strategy which this management team has put in place over the last several years. This strategy includes:

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Rebalancing our fleet mix and repositioning it towards higher lifting capacity cranes, which generate higher monthly average rental rates and have higher utilization rates than older lighter lifting capacity cranes. These cranes contribute significantly to our profitability and cash flow from operations.

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We have assembled a fleet of cranes and attachments that focus on providing services to six primary infrastructure orientated end markets including power, industrial/marine, transportation, petrochemicals, waste water treatment and general building. Within each of these categories we serve a very broad array of industries.

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Besides seeking out a broad base of end user projects, we are highly conscious of the geographic concentration of our equipment to insure that it is positioned in markets that offer the highest likelihood of the kind of projects that we are targeting.

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Finally, from a marketing perspective, we proactively identify upcoming work prior to it being awarded to help steer the project into what we believe is the crane configuration that is best suited to the opportunity. Our marketing strategy gives us good visibility of market demand.

During the fourth quarter, the challenging commercial credit environment, economic uncertainty and lower oil prices impacted our customers, including downstream power and petrochemical owners, who chose to defer certain maintenance projects.  We believe that our national footprint and the diversity of our end markets will help to mitigate the impact of the sluggish economy on Essex Crane’s business.  We also expect that our strategy of investing in higher lift capacity equipment will yield significant future benefits.

2008 Q4 Conference Call Script

During the latter portion of the first quarter of 2009, we have begun to see a pick up in quoting activity that is consistent with levels in the same period last year.  Management believes that quoting activity is the best leading indicator for our business.

As we have mentioned previously, the contractual backlog nature of our business provides us with a high level of visibility of future revenue and cash flows.  As of December 31, 2008, Essex Crane’s 12 month revenue backlog was approximately $30.3 million, representing approximately 50% of our actual 2008 rental revenues. This committed backlog provides us with some visibility of our future financial performance particularly during the current uncertain economic times.

Power represented our largest end market served, accounting for 31% of our 2008 rental revenue. In 2008, rental revenues in our power segment were significantly higher as a result of alternative energy and environmental projects in addition to a higher level of traditional power generation projects.  We are continuing to see inquiries in wind projects that had previously been delayed due to lack of funding or concern related to the extension of tax credits associated with wind power.  We have dedicated a significant amount of capital over the last year for larger cranes that position us well for upcoming work in the wind market.

Industrial/marine is our second largest end market, representing 28% of our 2008 rental revenue.  Our 2008 revenues from this industry segment were excellent.  As an example of our end market diversity, in industrial/marine over the last 24 months our equipment has served over 8 different industries. 2008 results were positively impacted by high oil prices and significant demand from fabrication yards. Thus far in 2009, we have seen some softness in our offshore oil fabrication segment.  Management believes that a higher oil price and a weaker U.S. dollar, will result in more work being done on shore and will be favorable for this segment of the business.

2008 Q4 Conference Call Script

Transportation is our third largest end market, accounting for 16% of 2008 rental revenue. Much of our revenues in the transportation market result from federally funded projects with funds being generated from the Federal Highway Bill and gasoline taxes.  While existing projects continue, we experienced a slowdown in the awarding of new transportation related projects due to the lack of state funds. Additionally, due to funding constraints, the portion of the transportation segment serving the Army Corp of Engineers was generally weak.  Since the beginning of the year, as a result of the federal infrastructure stimulus program we have seen a material improvement in quoting activity in this area, including strong demand from the Army Corp of Engineers for major projects, which will be starting in the second half of 2009 and will last well into 2010.

Petrochemicals is our fourth largest end market accounting for 13% of 2008 rental revenue. Petrochemical projects tend to primarily relate to maintenance and expansion, facility efficiency improvements or new process implementation.  In 2008, consistent with our industrial marine segment, projects moved forward based on the perceived view of long-term supply and demand dynamics rather than shorter term spot market conditions.  Specifically, we worked with many of the major petrochemical producers on a variety of maintenance and expansion projects, certain of which are continuing, including the $6 billion Marathon Oil refinery in Garyville, Louisiana, for which we have several crawler cranes on site already, a number of which are over 200 tons in lifting capacity. Thus far in 2009, new starts have been delayed as projects are being put on hold due to economic uncertainty and the availability of credit.

The remaining 12% of our 2008 rental revenue is generated from general building projects, sewer and water and other. Activity in this area decreased versus 2007.  However, while these markets are diverse, projects in this area tend to be both shorter term in nature and utilize our lighter lift capacity equipment, which tend to generate lower dollar profits. The federal Stimulus Plan is focusing heavily on water treatment facilities and we are starting to see quoting activity for larger projects in this area.

2008 Q4 Conference Call Script

Notwithstanding our rental revenue backlog at December 31, 2008 as well as an increase in quoting activity during the first quarter of 2009, we have maintained a keen focus on managing our costs. This includes proactively reducing headcount, eliminating discretionary expenses, decreasing the use of third party vendors that were performing maintenance on our cranes and drastically reducing overtime and the associated expenses.  We believe these actions are prudent in light of the current macro-economic environment and will not detract from the long-term value of the business.

Regarding our strategy of selling off our lighter lifting capacity cranes, in 2008, we have sold 23 older lighter lifting capacity cranes and attachments all of which were manufactured between 1966 and 1981, bringing net cash proceeds from crane sales to a total of $8.4 million.  While our actual 2008 crane sales were less than we had originally forecasted, we are pleased to report a significant amount of crane sales activity in the first quarter of 2009 at levels exceeding orderly liquidation value.  We continue to experience strong sales in our used equipment business, primarily coming from international customers, including India and South America.  The average lifting capacity of the cranes that we sold was 154 tons.  The relationship between the sale price of the equipment and the orderly liquidation value has exceeded Essex Crane’s historic experience.  We remain focused on our strategy of reinvesting the proceeds from these asset sales in heavier lifting capacity cranes, which we believe will continue to drive our earnings growth.

In 2008, we purchased $21.2 million in new cranes, making the total investment in new cranes since January 2007 more than $40 million. The average lifting capacity of the new cranes purchased in 2008 was 295 tons.  We estimate that the average payback on these new cranes purchased will equal less than five years and that the economic life of this new, heavy lift equipment approaches 50 years when properly maintained.  As we focus on these sales and purchases, we will see that the average age of the fleet will continue to decline.

2008 Q4 Conference Call Script

Before turning it over to Marty Kroll, I want to state once again how pleased we are with our 2008 results and our long-term prospects. These results exhibit Essex’s attractive growth and high free cash flow model including:

1.	Infrastructure end markets with robust demand;
2.	a leverageable cost structure
3.	strong free cash flow;
4.	the payback – both immediate and, we believe, longer term — from investments in new, heavy-lift rental equipment;
5.	the long useful life of Essex’s crane fleet; and
6.	a very strong and focused management team with significant equity ownership.

I will now turn the call over to Marty Kroll, CFO of Essex Rental Corp., to discuss fourth quarter and year-end financial highlights.

Marty
Thanks Ron.

First, before I review the fourth quarter and full year results, I would like to note that the operating results that I will discuss relate to Essex Crane Rental Corp., the operating subsidiary of Essex Holdings and Essex Rental Corp.  Management believes that one of the key business metrics is Rental EBITDA, and the Rental EBITDA figures referred to in our discussion have been reconciled to Income from Operations in our press release issued this morning, where we initially disclosed Essex’s fourth quarter and 2008 year end results.  As Laurence mentioned earlier, the acquisition of Essex Crane Rental Corp. was consummated on October 31, 2008.

Essex Crane’s total rental related revenue for the fourth quarter of 2008, which included revenue from rentals, repair and maintenance, and transportation services (but excludes used rental equipment sales), rose 10.2% to $19.4 million from $17.6 million for the fourth quarter of 2007.  This increase in total rental related revenue was driven primarily by a 16.9% increase in equipment rental revenue to $15.9 million for the three months ended December 31, 2008 from $13.6 million in the comparable quarter in 2007.

2008 Q4 Conference Call Script

For the quarter ended December 31, 2008, the average monthly rental rate was $22,805, a 28.6% increase from $17,740 for the fourth quarter 2007.  On a “days” method, for the quarter ended December 31, 2008, the total number of actual crane rental days in the fourth quarter of 2008 was 73%, down from 75.2% in the same period last year.

SG&A expenses were $2.9 million, representing 15% of total revenues excluding used rental equipment sales for the fourth quarter compared to $2.3 million, or 13.2% of total revenues (excluding used rental equipment sales) for 2007.  The SG&A expenses for the 2008 period excluded $4.0 million in one time expenses associated with the sale of Essex Crane.

Rental EBITDA, excluding one-time expenses of $4.0 million associated with the sale of Essex Crane, increased by 20.4%, to $11.2 million for the quarter ended December 31, 2008 from $9.3 million in the fourth quarter of 2007.

In the fourth quarter, Essex invested $2.8 million in new heavier lift cranes, replacing older cranes with lighter lift capacity cranes, which typically have lower utilization and rental rates than the heavier lifting capacity cranes.

Essex Crane’s total rental related revenues for the year ended December 31, 2008, which included revenue from rentals, repair and maintenance, and transportation services (but excludes used rental equipment sales), increased 19.2% to $76.9 million from $64.5 million for the comparable period of 2007.  The increase was primarily driven by a 26.6% increase in rental revenue to $61.8 million from $48.8 million in 2007.

2008 Q4 Conference Call Script

For the year ended 2008, the rental utilization ratio (using the more conservative “days” method) or the total number of crane rental days equaled 72.5% of the total available days, up from 72.1% in the same period last year.  The average monthly crane rental rate increased 31.4% to $21,382 for the twelve months ended December 31, 2008 versus $16,266 for the same period last year.

For the twelve months ended December 31, 2008, Rental EBITDA increased by 30.2% to $41.8 million, (after deducting $2.2 million of pro-forma public company expenses and excluding one time charges totaling $5.2 million associated with the sale of Essex Crane), versus Rental EBITDA of $32.1 million in 2007.

Reconciliation of Operating Income to Rental EBITDA includes an add back of the one time, non-cash goodwill write off in the fourth quarter and full year 2008, in accordance of financial accounting standards.  The goodwill write-off is fully discussed in Essex Rental Corps.’ 10-K filing to be filed with the SEC later today.

Based on current market conditions, in 2009 we are managing the business to generate a 15 to 20% after tax free cash flow return on the approximately $80 million of equity capital invested in our business. Free cash flow is computed after funding all interest, cash taxes and maintenance and discretionary growth capital expenditure. This free cash flow approximates between $0.90 to $1.20 per common share.  We continue to believe that this metric is a good indicator of the powerful free cash flow characteristics of our business.  It is our present intention to use this cash to pay down debt and to continue to repurchase our shares and warrants.

In regard to the $12 million stock and warrant repurchase program we announced late in the third quarter, we have bought back approximately 1.4 million warrants and a limited number of common shares. We have spent a total of approximately $1.8 million and plan to continue this repurchase program.  Our plan is not expected to let this repurchase program impact Essex’s strategy to continue to invest capital and reposition its fleet towards higher lifting capacity and higher rental rate equipment.

2008 Q4 Conference Call Script

As of December 31, 2008, we had $137.4 million outstanding under our $190 million five-year credit facility. We have locked in the interest rate for approximately $100 million of our debt for a 4-year period at 4.96%. The interest rate on the remainder of our debt outstanding is one month LIBOR plus 225 basis points or approximately 2.75% at current interest rates. Our debt is a 5-year revolving credit facility with no amortization.

Operator, we would now like to open up the call to questions.

Q&A

After the question and answer session is complete:

Ron: Thank you all for joining us today and for your continued interest and investment in Essex.

Thank you